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Exhibit 8.1

April 30, 2014

QVC, Inc.
1200 Wilson Drive
West Chester, Pennsylvania 19380

  Re:
  QVC, Inc.
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to QVC, Inc., a Delaware corporation (the "Issuer") and the guarantors listed on Schedule I hereto (together with the Issuer, the "Credit Parties"), in connection with the public offering of $400,000,000 aggregate principal amount of the Issuer's 3.125% Senior Secured Notes due 2019 (the "2019 Exchange Notes") and $600,000,000 aggregate principal amount of the Issuer's 4.850% Senior Secured Notes due 2024 (the "2024 Exchange Notes" and together with the 2019 Exchange Notes, the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") pursuant to which the 2019 Exchange Notes will be issued in exchange for a like principal amount of the Issuer's issued and outstanding 3.125% Senior Secured Notes due 2019 (the "Original 2019 Notes") and the 2024 Exchange Notes will be issued in exchange for a like principal amount of the Issuer's issued and outstanding 4.850% Senior Secured Notes due 2024 (together with the Original 2019 Notes, the "Original Notes") pursuant to (i) the Registration Statement on Form S-4 (the "Registration Statement") as filed by the Credit Parties on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and (ii) the related prospectus (the "Prospectus") that forms a part of the Registration Statement.

        Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus under the caption "U.S. federal income tax consequences," we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material U.S. federal income tax consequences relating to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer and of the ownership and disposition of Exchange Notes acquired pursuant to the Exchange Offer.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Sherman & Howard L.L.C.

 Schedule I

List of Guarantors

Subsidiary Guarantor	State or Other Jurisdiction of Incorporation or Organization
Affiliate Investment, Inc.	Delaware
Affiliate Relations Holdings, Inc.	Delaware
AMI 2, Inc.	Delaware
ER Marks, Inc.	Delaware
QVC International LLC	Delaware
QVC Rocky Mount, Inc.	North Carolina
QVC San Antonio, LLC	Texas

QuickLinks

  Exhibit 8.1
April 30, 2014
Schedule I List of Guarantors